Term sheet No. 428BB-1 To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement BB-1 dated July 2, 2007	Registration Statement No. 333-137902 Dated June 18, 2008; Rule 433

Deutsche Bank AG, London Branch
$
Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return (Non-Principal Protected) due June 29*, 2009

General

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The securities are designed for investors who seek a return, which may be negative, linked to the performance of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return. The securities are not principal protected. If the Index declines or does not appreciate sufficiently, you will lose some of your initial investment.

•	The securities will pay a Coupon quarterly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.15%.
•	Senior unsecured obligations of Deutsche Bank AG due June 29*, 2009.
•	Minimum denominations of $10,000.
•	The securities are expected to price on or about June 19*, 2008 and are expected to settle three business days later on or about June 24*, 2008.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities described herein, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Issue Price:	100% of face amount

Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return (the “Index”).

Coupon:	Paid on a quarterly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.

The Coupon for each Coupon Period shall be (i) LIBOR less (ii) 0.15%.

For the initial Coupon Period, the Coupon rate will be determined on the Initial Valuation Date based on the 3-month USD LIBOR rate that appears on Reuters Page LIBOR01.

The “designated period” for the determination of LIBOR is equal to for any Coupon Period three months. In the case of an Early Redemption Event (as defined below), you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the Initial Coupon Period, to (but excluding) the following Coupon Payment Date.

Coupon Payment Dates:
September 24, 2008, December 24, 2008, March 24, 2009 and June 29, 2009. In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date. If such Coupon Payment Date is not an Index Business Day, the Coupon will be paid on the first following day that is an Index Business Day, but no adjustment will be made to the Coupon Period.

Redemption Amount:	A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + [$10,000 x (Index Return – TBill Return - Adjustment Factor)]

Your investment will be exposed to any decline in the Index. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 1% of the face amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return by 0.85% per year and the deduction of the TBill Return will also lower your return, regardless of whether the Index appreciates or declines in value.

You may lose some of your investment at maturity or upon an Early Redemption Event. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	—	1
Initial Level

LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Final Valuation Date or the start of the relevant Coupon Period, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

A “London Banking Day” is any date on which commercial banks are open for business in London.

Adjustment Factor:	(0.0085 x (Days / 365)) where “Days” equals the number of calendar days from the Initial Valuation Date to, but excluding, the relevant Final Valuation Date.

TBill Return:

“t” is any Index Business Day from and including the Index Business Day following the Initial Valuation Date (t =1) to and excluding the relevant Final Valuation Date.

“N” is the number of Index Business Days from and including the Index Business Day following the Initial Valuation Date (t =1) to and excluding the relevant Final Valuation Date

“CDays” is the number of calendar days from and including the prior Index Business Day to and excluding the current Index Business Day

“3MR(t-1)” is, on any Index Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Payment at Maturity:
If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date, the TBill Return and the Adjustment Factor.

Early Redemption at Holder’s Option:
You will have the right on any Exchange Trading Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The face amount of your securities that remains outstanding must be at least $10,000.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on an Index Business Day at or before 10:00 a.m., New York City time, or the next Index Business Day if such notice is not received on an Index Business Day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole (x) on any Exchange Trading Day following any date on which the Calculation Agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the Calculation Agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the Calculation Agent to incur a cost that it would not otherwise incur, or (y) if at any time from and after the Initial Valuation Date and prior to the Maturity Date, the Index Intraday Level during any Exchange Trading Day is equal to or less than 60% of the Initial Level and the Issuer provides notice to the holders of the securities of such event by no later than 3:00 p.m., New York City time, on such day.

An “Index Intraday Level” means the level of the Index as it appears on Reuters Page “DBLCI” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Exchange Trading Day.

Notice of Early Redemption at Issuer’s Option:
The Issuer will give you written notice of early redemption, which shall be effective on the date on which such notice is actually received by you if such notice is received on an Exchange Trading Day at or before 10:00 a.m., New York City time, or otherwise on the next Exchange Trading Day.

Mandatory Prepayment Event:
A “Mandatory Prepayment Event” shall occur if at any time, from and after the Initial Valuation Date and prior to the Maturity Date, the Index closing level on any Exchange Trading Day is equal to or less than 60% of the Initial Level.

Initial Level:
The Index closing level on the Initial Valuation Date, subject to adjustment in the event of a Market Disruption Event as described under “The Deutsche Bank Liquid Commodity Index – Mean ReversionTM Total Return” below.

Final Level:	The Index closing level on the relevant Final Valuation Date, subject to adjustment in the event of a Market

Disruption Event as described under “The Deutsche Bank Liquid Commodity Index – Mean ReversionTM Total Return” below.

Initial Valuation Date:	June 19*, 2008.

Final Valuation Date:	In the case of redemption on the Maturity Date, June 24, 2009.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York time on an Exchange Trading Day, such day or (y) if otherwise on the first Exchange Trading Day following the date on which such request is made.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, in the discretion of the Issuer, either (x) the date on which the notice of the Early Redemption at Issuer’s Option is received by the holders of the securities or, if such day is not a Exchange Trading Day, the immediately following Exchange Trading Day or (y) the immediately following Exchange Trading Day.

In the case of a Mandatory Prepayment Event, the Exchange Trading Day immediately following the Exchange Trading Day on which the Mandatory Prepayment Event occurred.

Trade Date:	June 19*, 2008.

Settlement Date:	June 24*, 2008.

Early Redemption Event Maturity Date:	3 Index Business Days following the relevant Final Valuation Date

Maturity Date:
June 29*, 2009, subject to an Early Redemption Event and subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.

Index Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

CUSIP:	2515A0 PE 7

ISIN:	US2515A0PE72
* Expected.
In the event that we make any change to the expected Trade Date and Settlement Date, the Maturity Date may be changed so that the stated term of the securities remains the same.
† A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS–4 in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the securities described herein that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the securities described herein. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in an offering  of the securities described herein will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement BB-1 dated July 2, 2007 and the addendum thereto dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement BB-1 dated December 13, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement BB-1 dated July 2, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507147723/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -40% to +100%. The hypothetical Redemption Amounts set forth below assume a hypothetical Initial Level of 2532.77, a period of 370 calendar days and a TBill Return of 2.5% from the Initial Valuation Date to the Final Valuation Date and that no Early Redemption Event occurs. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Final Level	Index Return (%)	Adjustment Factor (%)	TBILL Return (%)	Redemption Amount per $10,000 face amount of Securities ($)	Return on Securities (%)
5065.55	100%	0.86%	2.50%	$19663.84	96.64%
4812.27	90%	0.86%	2.50%	$18663.84	86.64%
4558.99	80%	0.86%	2.50%	$17663.84	76.64%
4305.71	70%	0.86%	2.50%	$16663.84	66.64%
4052.44	60%	0.86%	2.50%	$15663.84	56.64%
3799.16	50%	0.86%	2.50%	$14663.84	46.64%
3545.88	40%	0.86%	2.50%	$13663.84	36.64%
3292.61	30%	0.86%	2.50%	$12663.84	26.64%
3039.33	20%	0.86%	2.50%	$11663.84	16.64%
2786.05	10%	0.86%	2.50%	$10663.84	6.64%
2532.77	0%	0.86%	2.50%	$ 9663.84	-3.36%
2279.50	-10%	0.86%	2.50%	$ 8663.84	-13.36%
2026.22	-20%	0.86%	2.50%	$ 7663.84	-23.36%
1772.94	-30%	0.86%	2.50%	$ 6663.84	-33.36%
1519.66	-40%	0.86%	2.50%	$ 5663.84	-43.36%

A Mandatory Prepayment Event will occur if the Index closing level on any Index Business Day is equal to or less than 60% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 2532.77 to a Final Level of 3292.61. Assuming a period of 370 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $12,663.84, per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((3292.61 / 2532.77 – 1) – 0.025 – (0.0085 x 370 / 365))] = $12,663.84

Example 2: The Initial Level and the Final Level of the Index are both 2532.77 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 370 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $9,663.84 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((2532.77 / 2532.77 – 1) – 0.025 – (0.0085 x 370 / 365))] = $9,663.84

Example 3: The level of the Index decreases from the Initial Level of 2532.77 to a Final Level of 1772.94. Assuming a period of 370 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $6,663.84 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((1772.94 / 2532.77 – 1) – 0.025 –  (0.0085 x 370 / 365))] = $6,663.84

The following two examples assume that an Early Redemption Event occurs after 100 days and assumes a TBill Return of 0.68% during such period.

Example 4: The level of the Index increases from the Initial Level of 2532.77 to a Final Level of 3292.61. The holder receives a payment on the Early Redemption Event Maturity Date of $12,908.75, calculated as follows:

$10,000 + [$10,000 x ((3292.61 / 2532.77 – 1) – 0.0068 – (0.0085 x 100 / 365))] = $12,908.75.

In this example, the Adjustment Factor is smaller than in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 370.

Example 5: The level of the Index decreases from the Initial Level of 2532.77 to a Final Level of 1772.94. The holder receives a payment on the Early Redemption Event Maturity Date of $6,908.72, calculated as follows:

$10,000 + [$10,000 x ((1772.94 / 2532.77 – 1) – 0.0068 –  (0.0085 x 100 / 365))] =$6,908.72.

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 370.

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN.  — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 0.85% of the $10,000 security face amount for each year the securities remain outstanding.  In addition, the Redemption Amount is subject to the deduction of the TBill Return.  Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION™ TOTAL RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return. The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn — and its closing level is calculated on an “excess return basis” as described below under “Information Relating to the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return”.

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CERTAIN INCOME TAX CONSEQUENCES —You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The first sentence in that section under the heading “—Tax Treatment of the Securities” is restated for the purposes of this term sheet to read: “We and, by purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as cash-settled prepaid financial contracts for U.S. federal income tax purposes with associated payments by us to you equal to the stated coupon payments on the securities.”

This treatment is not binding on the Internal Revenue Service (the “IRS”) or a court, and is only one of several possible treatments of the securities for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. No assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Assuming this treatment is respected, upon sale, exchange or retirement of the securities, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment and possibly any amount attributable to accrued but unpaid coupon) and your adjusted tax basis in the securities. This gain or loss generally will be long-term capital gain or loss if you hold the securities for more than one year. It is possible, however, that a recomposition of the Index or that a change in the methodology of the Index could be treated as a taxable event, in which case you would be required to recognize gain or, possibly, loss on each recomposition or change of methodology. While the U.S. federal income tax treatment of the stated coupon payments on the securities is uncertain, to the extent reporting is required, we intend to treat these payments as ordinary income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will have exposure to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the Index Sponsor has stopped publication of the Index or the Index Intraday Level declines 40% or more from the Initial Level. In addition, we must redeem the securities in the event the Index closing level on any date is 40% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Event Maturity Date.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $85 per $10,000 security face amount for each year the securities remain outstanding. Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Index during certain periods, which will have an adverse effect on the level of the Index. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking. At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the effect of the Adjustment Factor and deduction of the TBill Return. If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor and deduction of the TBill Return. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor and deduction of the TBill Return, the yield to the maturity or redemption may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Redemption Amount described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of the commissions and/or other fees and hedging costs in the original issue price, and the Adjustment Factor and TBill Return, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities, the Index Sponsor, and the calculation agent for the Index. We as Calculation Agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, an Exchange Traded Instrument or Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Intraday Level or the Index closing level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure event relating to the Index.  The Index Sponsor also has discretion in selecting the futures contracts whose prices are reflected in the Index. Additionally, the Index Sponsor may cease publication of the Index, in which case the Issuer will be able to cause an early redemption of the securities pursuant to “Early Redemption at Issuer’s Option” above.  While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities, Index Sponsor of the Index and the calculation agent for the Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the value of the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX— The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts including in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a live-stock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end–use as a refined product is often as transport fuel, industrial fuel and in–home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over–the–counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within an Exchange Trading Day or over a period of Exchange Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

•	THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR —

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the        securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this term sheet entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

THE DEUTSCHE BANK LIQUID COMMODITY INDEX—
MEAN REVERSION™ TOTAL RETURN

The Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “ Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time.

For each Exchange Traded Instrument, an “Exchange Trading Day” is a day, as determined by the Calculation Agent, on which the relevant exchange for such Exchange Traded Instrument is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the Index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch (the “Index Sponsor”) established the Index in February 2003. The Index Sponsor will publish the Index closing level for each Index Business Day on Bloomberg ticker DBLCMMVL <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this term sheet.

 Calculation of the Index Closing Level

         The closing level of the Index is calculated on a “total return” basis (the “TR Closing Level”) by the Sponsor on each Index Business Day as follows:  the TR Closing Level on the Index Business Day immediately preceding such Index Business Day multiplied by the product of (i) the sum of (a) the ER Closing Level (as defined below) for such Index Business Day divided by the ER Closing Level for the Index Business Day immediately preceding such Index Business Day and (b) the TBill Accrual Factor as (defined below ) for such Index Business Day and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor for such Index Business Day raised to the power of the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding such Index Business Day to (but excluding) such Index Business Day.  In this way, the “total return” basis reflects a Treasury Bill interest component.

        “TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculatied by the Index Sponsor in accordance with the following formula:

         (1 – 91/360 x TBR)-1/91 – 1

        “TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding such Index Business Day (the “TBill Determination Date”) or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

         “Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

         The “ER Closing Level” will be the closing level of the Index on an “excess return” basis and will be calculated on each Index Business Day by (i) taking the sum of the Weighted Closing Price for teach Exchange Traded Instrument included in the Index on such index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular Index Business Day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

On June 17, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Crude Oil	NYMEX	20.76%
Heating Oil	NYMEX	11.86%
Aluminum	LME	44.85%
Gold	COMEX	10.81%
Corn	CBOT	9.01%
Wheat	CBOT	2.71%

For each Exchange Traded Instrument, we refer to the exchange specified above, or its successor, as the “relevant exchange”.  The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on The London Metal Exchange Limited or its successor (“LME”), re-expressed in U.S. Dollars per metric tonne of aluminum, as published by LME for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by LME for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”), expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CBOT, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Index Sponsor a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Index Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the trading day immediately following the trading day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Index Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day (as defined below) nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th business day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period, new notional holdings are calculated. The calculations for the Instrument Amount leaving the Index and the Instrument Amount entering the Index are different.

The “excess return” calculation value (in respect of an Index Constituent on any Index Business Day) during a Recomposition Period is the sum of (i) the product of (A) the existing Instrument Amount for such Index Constituent for such Index Business Day and (B) the closing price for such Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Index Constituent for such Index Business Day and (B) the closing price for such Index Constituent for such Index Business Day.

Determining the Instrument Amount on a Rebalancing Day

The methodology of the Index employs a process of dynamically increasing the Instrument Amount of an Exchange Traded Instrument when its price is historically low, and decreasing the amount when its price is historically high. Such increases or decreases for a particular Instrument Amount are effected on “Rebalancing Days”, which occur when one-year average prices for an Exchange Traded Instrument diverge five percent or more when compared to the five-year average prices for that Exchange Traded Instrument.

If, on a Rebalancing Day, the short-term average prices for Exchange Traded Instruments relating to an Index Constituent exceed the long-term average prices for such instruments by approximately five percent or more, then the Index rebalancing methodology calls for a reduced weight being assigned to such Exchange Traded Instruments. Conversely, if the short-term average prices are below their long-term averages by approximately five percent or more, then the Index rebalancing methodology calls for increased weight being assigned to such Exchange Traded Instruments.

Market Disruption Events and Force Majeure Events

If the Index Sponsor is required on an Index Business Day to calculate the closing price for an Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument and the Index Constituent underlying such instrument.

If a Market Disruption Event relating to one or more Exchange Traded Instruments or Index Constituent is in effect on the Initial Valuation Date or the relevant Final Valuation Date, the Calculation Agent for the securities will calculate the Index closing level for the Initial Valuation Date or the relevant Final Valuation Date, as applicable, using:

•	for each Exchange Traded Instrument, the Instrument Amount on the relevant Final Valuation Date or the Initial Valuation Date, as applicable;

•
for each Exchange Traded Instrument that did not suffer a Market Disruption Event on such Final Valuation Date or the Initial Valuation Date, as applicable, the closing price for such Exchange Traded Instrument on such Final Valuation Date or the Initial Valuation Date, as applicable; and

•
for each Exchange Traded Instrument that did suffer a Market Disruption Event on such Final Valuation Date or the Initial Valuation Date, as applicable, the closing price for the Exchange Traded Instrument on the immediately succeeding Exchange Trading Day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to such Exchange Traded Instrument; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Exchange Traded Instrument on the Initial Valuation Date and the immediately succeeding Exchange Trading Day, then the Calculation Agent will determine the closing price for the affected Exchange Traded Instrument on such immediately succeeding Exchange Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Exchange Traded Instrument on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Exchange Trading Days, then the calculation agent will determine the closing price for the affected Exchange Traded Instrument on such tenth Exchange Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event exists on the relevant Final Valuation Date, the Maturity Date or Early Redemption Event Maturity Date, as applicable, will be postponed to the third Index Business Day following the last day on which the closing price for any Exchange Traded Instrument used in determining the Final Level is ascertained. If the Maturity Date or Early Redemption Event Maturity Date is not an Index Business Day, the Maturity Date or Early Redemption Event Maturity Date, as applicable, will be postponed to the first Index Business Day following the scheduled Maturity Date, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described herein. This paragraph supersedes any provisions to the contrary in the accompanying product supplement.

The Index Sponsor will not calculate the Index closing level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index closing level; (ii) defer publication of information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; or (iii) permanently cancel publication of the information relating to the DBLCI – OY.

For each Exchange Traded Instrument, we refer to the exchange specified above under “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return” or its successor as the “relevant exchange.”

Change in the Methodology of the Index

The Index Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Index Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

The following graph shows the historical high, low and period end closing levels of the Index for each calendar quarter since August 1, 1997 through June 17, 2008. The closing level of the Index on June 17, 2008 was 2532.77.

Because the Index was launched in February 2003, the Index Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity forward rates using the same methodology as described above. Although the Index Sponsor believes that this retrospective calculation represents accurately and fairly how the Index would have performed before February 2003, the Index did not, in fact, exist before February 2003. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to February 2003. Past performance of the Index is no guarantee of future results.

We obtained the various Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement.

You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our notes.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Initial Valuation Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Initial Valuation Date will be required to specify alternative settlement arrangements to prevent a failed settlement.